Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

VAXART, INC.

Vaxart, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Vaxart, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation, as amended, as follows:

The first sentence in Article FOURTH shall be deleted and the following paragraphs shall be inserted in lieu thereof:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 355,000,000 shares consisting of

a)     5,000,000 shares of Preferred Stock, par value $0.0001 per share, and

b)     350,000,000 shares of Common Stock, par value $0.0001 per share.”

THIRD: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 11th day of June, 2024.

VAXART, INC. By: /s/ Steven Lo Name: Steven Lo Title: President and Chief Executive Officer

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